Exhibit 99.1

VAALCO Energy’s 3rd Quarter Net Income Climbs 14%

HOUSTON, Nov. 9 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (NYSE: EGY), announced that for the third quarter of 2006 its net income was $13.6 million, or $0.22 per diluted share, up 14% from its net income of $11.9 million, or $0.20 per diluted share, for the comparable period in 2005. Revenues were $25.6 million in the third quarter of 2006, compared with $26.2 million in the third quarter of 2005.

VAALCO sold 391,000 net barrels of crude oil equivalent at an average price of $65.50 per barrel during the third quarter of 2006, compared to 451,000 net barrels of crude oil equivalent at an average price of $58.71 per barrel in the third quarter of 2005.

For the nine months ended September 30, 2006, the Company earned $35.1 million, or $0.58 per diluted share, an increase of 45% from VAALCO’s earnings of $24.2 million, or $0.41 per diluted share, in the nine months ended September 30, 2005. Nine-month revenues increased 25% to $82.5 million from $66.0 million.

Crude oil sales for the nine months ended September 30, 2006 were 1,277,000 net barrels of oil equivalent compared with 1,311,000 net barrels for the nine months ended September 30, 2005. Average crude oil sales prices increased 28% to an average $64.54 per barrel of oil equivalent for the nine months ended September 30, 2006.

Robert L. Gerry, III, Chairman and CEO, stated, “During the third quarter, the Etame field offshore Gabon, West Africa, continued to perform well for the Company. We completed the installation of the drilling platform in the adjacent Avouma field and the pipeline that will tie Avouma to the Etame production facilities. We are currently drilling two development wells in Avouma and hope that this field will become a new source of revenue later this year.

“To expand our exploration portfolio, earlier this month we signed a Production Sharing Agreement with the Government of Angola for a 40% interest in the 1.4 million-acre Block 5 concession offshore Angola. That represents our third exploration concession, along with Etame and the onshore Mutamba Iroru concession in Gabon.”

Financial results:
(Unaudited - in thousands of dollars)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,

	2006	2005	2006	2005

Revenues	25,640	26,240	82,452	65,983
Operating costs and expenses	5,352	4,743	17,009	16,238
Operating Income (Loss)	20,288	21,497	65,443	49,745
Other Income (Expense)	649	171	1,243	475
Income tax expense	(6,280)	(8,306)	(27,077)	(23,089)
Income (loss) from discontinued operations	488	(25)	(241)	(16)
Minority Interest in earnings of subsidiaries	(1,555)	(1,434)	(4,314)	(2,952)
Net Income	13,590	11,903	35,054	24,163
Basic Income per Common Share	$0.23	$0.21	$0.61	$0.48
Diluted Income per Common Share	$0.22	$0.20	$0.58	$0.41

Discretionary cash flow, a non-GAAP financial measure of the amount of cash generated that can be used for working capital, debt service or future investments, was $17.2 million and $45.5 million for the three months and nine months ended Sept. 30, 2006, respectively.

Discretionary Cash Flow
Unaudited - (thousands of dollars)

	Three Months Ended Sept. 30, 2006	Nine Months Ended Sept. 30, 2006

Net Income	13,590	35,054
Depletion, depreciation and amortization	1,762	5,060
Other non-cash charges:
Minority interest	1,555	4,314
Amortization of capitalized debt issuance costs	143	482
Stock based compensation	128	580
Discretionary cash flow	17,178	45,490

Management believes discretionary cash flow is a useful adjunct to the GAAP measure Net Cash Flow Provided by Operating Activities because it is widely used by investment professionals in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow can be reconciled to Net Cash Flow Provided by Operating Activities in the Statement of Consolidated Cash Flows contained in VAALCO’s most recent Form 10-Q filing with the Securities and Exchange Commission, as follows:

Unaudited - (thousands of dollars)

	Three Months Ended Sept. 30, 2006	Nine Months Ended Sept. 30, 2006

Discretionary Cash Flow	17,178	45,490
Working Capital Changes, net of non-cash	(2,599)	(5,621)
Exploration expense	523	1,487
Net cash provided by operating activities	15,102	41,356

Other financial results:

	Three Months Ended Sept. 30,		Nine months Ended Sept. 30,

(Unaudited)	2006	2005	2006	2005

Net oil and gas sales (MBOE)	391	451	1,277	1,311
Average price ($/bbl)	$65.50	$58.71	$64.54	$50.58
Production costs ($/bbl)	$7.86	$6.66	$7.31	$6.42
Depletion costs ($/bbl)	$4.51	$3.17	$3.96	$3.31
General and administrative costs ($/bbl)	$(0.02)	$0.39	$0.88	$0.69
Debt/Proved reserves ($/BOE)	$0.67	$0.24	$0.76	$0.27
Capital Expenditures ($thousands)	9,787	7,459	18,264	9,099
Debt/Capitalization ($/$)	—	—	$0.04	$0.03
Cash and cash equivalents ($thousands)	—	—	69,678	45,321
Working capital ($thousands)	—	—	79,167	41,584
Total long term debt ($thousands)	—	—	5,000	500

Basic and diluted share information:

	Three months ended		Nine months ended

	Sept 30, 2006	Sept 30, 2005	Sept 30, 2006	Sept 30, 2005

Item
Basic weighted average common stock issued and outstanding	58,403,727	56,557,989	57,905,161	50,052,368
Preferred stock convertible to common stock	—	—	—	5,104,040
Dilutive warrants	—	—	—	1,308,771
Dilutive options	2,381,936	1,791,958	2,446,493	1,806,498
Total diluted shares	60,785,663	58,349,947	60,351,654	58,271,677

The Company has scheduled a conference call on Tuesday, November 14, 2006 at 10:00 AM Central Time. Interested parties may participate in the call by dialing 1-800-559-9370, or from international locations at 1-847-619-6819. Please use confirmation number 16240343.

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables, and costs to complete wells. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance, and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report to the Securities and Exchange Commission (SEC) on Form 10K/A for the year ended December 31, 2005, and referenced in other periodic reports filed with the SEC. These reports are available at http://www.sec.gov , or from the company by contacting us at VAALCO Energy, Inc., 4600 Post Oak Place, Suite 309, Houston, Texas 77027.

SOURCE  VAALCO Energy, Inc.
           -0-                                                  11/09/2006
           /CONTACT:  W. Russell Scheirman of VAALCO Energy, Inc., +1-713-623-0801/
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